Exhibit 3.1
AMENDMENT NO. 1 TO
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
GLOBAL EMPLOYMENT HOLDINGS, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)
Global Employment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation, as amended and restated through the date hereof (the “Certificate of Incorporation”), and Bylaws, as amended and restated through the date hereof, hereby amends the relative rights, preferences, privileges, powers and restrictions of its previously authorized Series A Convertible Preferred Stock (the “Series A Preferred Stock”) as follows:
Section II.X. of the Certificate of Designations, Rights and Preferences of the Series A Preferred Stock is hereby amended to read as follows:
“Premium” means an amount per share equal to .08x(N/365)x(the Face Amount), where “N” means the number of days from the Issuance Date, plus an amount equal to 0.015x((N/365)x(the Face Amount), where “N” means the number of days from February 28, 2007 through the earlier of the date of determination or the date upon which the Corporation has issued at least $5,000,000 of Common Stock for cash (or, if such Common Stock has not previously been issued, the date on which an aggregate of $3,000,000 of Common Stock has been issued to Howard Brill, Charles Gwirtsman and John Borer, in accordance with the terms of the letter agreement dated February 28, 2007 between those individuals and the Corporation).”
     IN WITNESS WHEREOF, this Amendment to Certificate of Designations, Rights and Preferences is executed on behalf of the Corporation on February 28, 2007.

GLOBAL EMPLOYMENT HOLDINGS, INC.
By:	/s/ Howard Brill
Howard Brill, Chief Executive Officer and President